EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, £0.01 par value each (3)(4)	457(c)	2,784,705,800	$0.00535	$14,898,176.03	$0.00011020	$1,641.78
Fees Previously Paid
	Total Offering Amounts							$1,641.78
	Total Fees Previously Paid							—
	Total Fee Offsets							—
		Net Fee Due						$1,641.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional ordinary shares as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on $0.535 per ADS, the average of the high and low prices of ADSs of the registrant as reported on The Nasdaq Capital Market on October 11, 2022, divided by 100 (to give effect to the 1:100 ratio of ADSs to ordinary shares).
(3)	Represents the ordinary shares represented by ADSs offered by the selling shareholders issuable upon the exercise of warrants to purchase ADSs issued to the selling shareholders in a private placement.
(4)	Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-234213). Each American Depositary Share represents the right to receive one hundred ordinary shares.